SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 23, 2006

UNIVISION COMMUNICATIONS INC.

(Exact name of registrant as specified in charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-12223 (Commission File Number)	95-4398884 (IRS Employer Identification No.)

1999 Avenue of the Stars, Suite 3050
Los Angeles, CA 90067

 (Address of principal executive offices)

(310) 556-7676

(Registrant’s telephone number, including area code)

NO CHANGE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

As of May 23, 2006, the Board of Directors of Univision Communications Inc. (the “Company”) approved the terms of a change in control severance plan with a number of its key employees, including certain of its named executive officers. As part of the overall plan, the Board approved the terms of change in control severance agreements to be entered into by the Company with Robert Cahill, Ray Rodriguez, Andrew Hobson and Douglas Kranwinkle. Under these agreements, following termination of employment without cause or for good reason in connection with a change in control of the Company, such named executive officer would be entitled to the greater of (a) three times the sum of the named executive officer’s base salary and maximum annual bonus opportunity, and (b) the named executive officer’s base salary and maximum annual bonus opportunity for the remaining term of his employment agreement, as well as certain additional benefits. In addition, such named executive officer would be entitled to accelerated vesting of his outstanding and unvested options and other equity-based awards automatically upon a change in control of the Company. The named executive officer would be entitled to a gross-up payment from the Company in certain circumstances if his benefits in connection with a change in control would be subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 25, 2006	UNIVISION COMMUNICATIONS INC.

	By:	/s/ C. Douglas Kranwinkle
Name: C. Douglas Kranwinkle
Title: Executive Vice President